VERA BRADLEY ANNOUNCES FISCAL SECOND QUARTER 2018 RESULTS

Second quarter net revenues totaled $112.4 million, in line with guidance

Second quarter net income on a GAAP basis totaled $2.2 million, or $0.06 per diluted share; second quarter net income on a non-GAAP basis (excluding certain consulting, severance, and lease termination charges) totaled $4.6 million, or $0.13 per diluted share

Company ended the second quarter with a strong cash and investment position of $102.3 million and no debt

Management narrows guidance range for the balance of the year

Company announces its Vision 20/20 plan for the future

FORT WAYNE, Ind., August 30, 2017 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal second quarter and six months ended July 29, 2017.

Summary of Financial Performance for the Second Quarter

Net revenues totaled $112.4 million for the current year second quarter ended July 29, 2017, compared to $119.2 million in the prior year second quarter ended July 30, 2016.

For the current year second quarter, the Company posted net income of $2.2 million, or $0.06 per diluted share. These results included $2.4 million of after-tax charges comprised of:

•	Strategic plan consulting fees of $1.5 million (see additional details below);

•	Severance charges of $0.7 million; and

•	Net lease termination charges of $0.2 million.

On a non-GAAP basis, excluding these charges, the Company’s net income totaled $4.6 million, or $0.13 per diluted share.

For the prior year second quarter, the Company posted net income of $5.1 million, or $0.14 per diluted share. These results included $1.6 million of after-tax charges comprised of:

•	Store impairment charges of $1.0 million and

•	Severance charges of $0.6 million.

On a non-GAAP basis, excluding these charges, the Company’s prior year second quarter net income totaled $6.7 million, or $0.18 per diluted share.

Comments on Second Quarter Performance

Robert Wallstrom, Chief Executive Officer, noted, “Although comparable sales trends improved over those in the first quarter, challenges in the retail environment continued into the second quarter. Total revenues were in line with our expectations. Our second quarter net income per share of $0.13 (excluding the charges outlined) exceeded guidance, primarily due to diligent expense management.”

Summary of Financial Performance for the Six Months

Net revenues totaled $208.6 million for the current year six months ended July 29, 2017, compared to $224.4 million in the prior year six month period ended July 30, 2016.

For the current year six months, the Company posted a net loss of ($1.9) million, or ($0.05) per diluted share. These results included $3.3 million of after-tax charges comprised of:

•	Severance charges of $1.6 million;

•	Strategic plan consulting fees of $1.5 million; and

•	Net lease termination charges of $0.2 million.

On a non-GAAP basis, excluding these charges, the Company’s net income totaled $1.4 million, or $0.04 per diluted share, for the six months.

For the prior year six months, the Company recorded net income of $7.5 million, or $0.20 per diluted share. These results included $1.6 million of after-tax charges comprised of:

•	Store impairment charges of $1.0 million and

•	Severance charges of $0.6 million.

On a non-GAAP basis, excluding these charges, the Company’s net income totaled $9.1 million, or $0.24 per diluted share, for the prior year six months.

Looking Ahead and Vision 20/20

Wallstrom further noted, “Over the last three years, as we embarked on a plan to strengthen and modernize our brand, we’ve made meaningful progress on many fronts including evolving our product offerings, distribution channels, and marketing as well as broadening our customer base. However, given the backdrop of a challenging retail environment, our progress has not been at the pace that we planned.

“Consequently, we are in the process of refining our business model and strategic plan which will involve taking a much more aggressive approach to turning around our business over the next three years. Our ultimate goal is to restore brand and company health by methodically moving to a less clearance-driven business model and reducing our SG&A expenses.

“We have engaged an outside consulting firm, working alongside our team, in performing a comprehensive review of our business model, existing strategic plan, and historic performance and to provide us with in-depth analysis and research on critical components of our business. This information and research is being integrated into our plan which we are calling ‘Vision 20/20.’ We will have more details and specific action plans to share in the coming months, but Vision 20/20 will primarily center around two key areas - (i) product and pricing and (ii) SG&A expense reductions.”

Wallstrom continued, “On the product and pricing front, we will focus on three key initiatives:

•	resetting our customers’ pricing perception and restoring our full-price business by significantly reducing the amount of clearance product available on verabradley.com and in our full-line stores;

•	streamlining our current product offerings by eliminating unproductive or incongruent categories and SKUs from our assortment; and

•	building more discipline into our overall assortment architecture by developing strong assortment standards around introducing new categories, prices, and patterns.”

The majority of the product and pricing initiatives will not be implemented until fiscal 2019; management expects annualized revenues will be negatively impacted by these initiatives by $40 million to $60 million in fiscal 2019.

Conversely, management expects to reduce annual net SG&A spending by up to $30 million (from baseline fiscal 2017 levels and excluding severance, Vision 20/20, and other disclosed charges from all periods) by right-sizing the organization to better align with the reduced size of the business. Certain cost reductions have already begun and are reflected in the Company’s fiscal 2018 SG&A guidance. The majority of the balance of the reductions is expected to be made in fiscal 2019. In addition, the Company will also continue to look for ways to enhance its marketing efficiency, optimize its distribution channels, and reduce cost of goods sold through incremental sourcing and distribution efficiencies. Full guidance for fiscal 2019 will be provided in conjunction with the Company’s fiscal year-end conference call in March 2018.

Wallstrom concluded, “By executing Vision 20/20, we believe we are on the right course for the future, restoring our brand health, improving operating performance, and enhancing shareholder value.”

Second Quarter Details

The current year non-GAAP second quarter income statement numbers referenced below exclude the previously outlined consulting, severance, and lease termination charges. The prior year non-GAAP second quarter income statement numbers referenced below exclude the previously outlined store impairment and severance charges.

Current year second quarter net revenues of $112.4 million were in line with the Company’s guidance range of $111 million to $115 million. Prior year second quarter revenues totaled $119.2 million.

Current year second quarter Direct segment revenues totaled $89.3 million, a 2.4% increase over $87.2 million in the prior year second quarter. Comparable sales (including e-commerce) decreased 4.3% for the quarter (reflecting a 4.0% decline in comparable store sales and a 4.9% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened two full-line and five factory outlet stores during the past 12 months). Second quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic.

Indirect segment revenues decreased 27.9% to $23.1 million from $32.0 million in the prior year second quarter, reflecting a reduction in the number of specialty accounts coupled with a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the quarter totaled $63.3 million, or 56.3% of net revenues, compared to $68.4 million, or 57.4% of net revenues, in the prior year second quarter. The year-over-year 110 basis point gross profit decline primarily related to increased promotional activity at the Company’s factory outlet stores, a reserve taken against slow-moving inventory, and channel mix changes, partially offset by a reduction in product cost, all of which caused the gross profit percentage to fall below the low end of the guidance range of 57.5% to 58.0%.

SG&A expense totaled $59.7 million, or 53.1% of net revenues, in the current year second quarter, compared to $60.3 million, or 50.6% of net revenues, in the prior year second quarter. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $55.9 million, or 49.7% of net revenues, in the current year second quarter, compared to $57.8 million, or 48.5% of net revenues, last year. The SG&A expense rate was meaningfully lower than the Company’s guidance of 53.0% to 53.5% due to diligent expense management and cost reductions as well as the timing of approximately $500,000 of marketing expenses that are expected to be incurred in the remaining two quarters.

The Company’s operating income totaled $3.7 million, or 3.3% of net revenues, in the current year second quarter, compared to $8.3 million, or 7.0% of net revenues, in the prior year second quarter. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income totaled $7.5 million, or 6.7% of net revenues, in the current year second quarter, compared to $10.8 million, or 9.1% of net revenues, in the prior year.

By segment, Direct operating income was $17.3 million, or 19.4% of net revenues, compared to $18.1 million, or 20.8% of net revenues, in the prior year. On a non-GAAP basis, Direct operating income was $17.6 million (which excluded $0.3 million of charges), or 19.8% of net revenues, compared to $19.7 million (which excluded $1.6 million of charges), or 22.6% of net revenues. Indirect operating income was $7.8 million, or 33.9% of net revenues, compared to $12.0 million, or 37.5% of net revenues, in the prior year.

Details for the Six Months

The current year non-GAAP income statement numbers referenced below exclude the previously outlined consulting, severance, and lease termination charges. The prior year non-GAAP income statement numbers referenced below exclude the previously outlined store impairment and severance charges.

Current year net revenues for the six months totaled $208.6 million compared to $224.4 million in the prior year.

Direct segment revenues for the current year six month period totaled $158.2 million, a 1.3% decrease from $160.2 million in the prior year. Comparable sales (including e-commerce) decreased 7.8% for the period (reflecting a 5.6% decline in comparable store sales and a 12.9% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened two full-line and five factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, and first quarter e-commerce sales were negatively affected by the conversion to a new platform in February 2017.

Indirect segment revenues for the six months decreased 21.6% to $50.4 million from $64.2 million in the prior year, reflecting a reduction in the number of specialty accounts coupled with a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the six months totaled $116.0 million, or 55.6% of net revenues, compared to $128.0 million, or 57.1% of net revenues, in the prior year. The year-over-year 150 basis point gross profit decline primarily related to increased promotional activity at the Company’s factory outlet stores, channel mix changes, and a reserve taken against slow moving inventory, partially offset by a reduction in product cost.

SG&A expense totaled $117.5 million, or 56.3% of net revenues, in the current year six months, compared to $116.7 million, or 52.0% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $112.4 million, or 53.9% of net revenues, in the current year, compared to $114.2 million, or 50.9% of net revenues, in the prior year.

The Company’s operating loss was ($1.1) million, or (0.5%) of net revenues, in the current year six month period, compared to operating income of $12.2 million, or 5.4% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income was $4.1 million, or 1.9% of net revenues, in the current year, compared to $14.7 million, or 6.5% of net revenues, in the prior year.

By segment, Direct operating income was $24.1 million, or 15.3% of net revenues, compared to $30.3 million, or 18.9% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Direct operating income was $24.5 million (which excluded $0.3 million of charges), or 15.5% of net revenues, compared to $31.9 million (which excluded $1.6 million of charges), or 19.9% of net revenues. Indirect operating income was $17.3 million, or 34.3% of net revenues, compared to $24.6 million, or 38.3% of net revenues, in the prior year.

Balance Sheet

Net capital spending for the second quarter and six months totaled $2.7 million and $6.1 million, respectively.

During the second quarter, the Company repurchased approximately $2.1 million worth of its common stock (approximately 242,000 shares at an average price of $8.79), bringing the total for the six month period to $3.3 million (approximately 373,000 shares at an average price of $8.90). The Company has approximately $18.0 million remaining under its share repurchase authorization that expires in December 2017.

Cash, cash equivalents, and investments as of July 29, 2017 totaled $102.3 million compared to $85.5 million at the end of last year’s second quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $104.1 million compared to $96.5 million at the end of last year’s second quarter and in line with guidance of $100 million to $110 million.

Third Quarter and Fiscal Year 2018 Outlook

The prior year non-GAAP numbers referenced below exclude store impairment charges (recorded in the second, third, and fourth quarters), certain severance charges (recorded in the second quarter), and the release of certain income tax reserves (recorded in the third quarter). Current year estimates do not include strategic consulting, severance, impairment, lease termination, store closing, or other Vision 20/20-related charges.

For the third quarter of fiscal 2018, the Company expects:

•	Net revenues of $112 million to $117 million compared to prior year third quarter revenues of $126.7 million.

•	A gross profit percentage of 57.1% to 57.6% compared to 57.6% in the prior year third quarter.

•
SG&A as a percentage of net revenues of 50.8% to 51.3% compared to 48.8% in the prior year third quarter (48.3% excluding charges). Deleverage is primarily due to expected reduced revenues in the quarter.

•
Diluted earnings per share of $0.13 to $0.15, based on diluted weighted-average shares outstanding of 36.2 million and an effective tax rate of 35.0%. Net income totaled $8.8 million, or $0.24 per diluted share, in the prior year third quarter. Excluding charges, net income totaled $7.6 million, or $0.21 per diluted share.

•	Inventory of $100 million to $110 million at the end of the third quarter, compared to $95.7 million at the end of last year’s third quarter.

For fiscal 2018 (which includes a 53rd week), the Company expectations are as follows:

•	Net revenues of $460 million to $470 million compared to $485.9 million last year.

•
A gross profit percentage of 55.5% to 56.0% compared to 56.8% last year. The expected decline relates to increased promotional activity at the Company’s factory stores, channel mix changes, and a reserve taken against slow-moving inventory, partially offset by a reduction in product cost.

•
SG&A as a percentage of net revenues of 49.9% to 50.1% compared to 51.3% last year. Excluding charges, SG&A as a percentage of net revenues was 48.5% last year. Deleverage is expected due to reduced sales.

•
Diluted earnings per share of $0.44 to $0.50, based on diluted weighted-average shares outstanding of 35.8 million and an effective tax rate of 38.0%. Diluted earnings per share totaled $0.53 last year. Excluding charges, diluted earnings per share totaled $0.72 last year.

•	Net capital spending of approximately $10 million to $15 million compared to $20.8 million in the prior year.
Disclosure Regarding Non-GAAP Measures
The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including selling, general, and administrative expenses; operating income; net income and diluted income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the second quarter and six months is scheduled for today, Wednesday, August 30, 2017, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at 1-888-312-3052, and enter the access code 5473020. A replay will be available shortly after the conclusion of the call and remain available through September 13, 2017. To access the recording, listeners should dial 1-844-512-2921, and enter the access code 5473020.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,400 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 28, 2017. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 29, 2017	January 28, 2017	July 30, 2016
Assets
Current assets:
Cash and cash equivalents	$66,362	$86,375	55,456
Short-term investments	18,441	30,152	30,051
Accounts receivable, net	19,630	23,313	29,226
Inventories	104,108	102,283	96,547
Income taxes receivable	5,564	3,217	2,014
Prepaid expenses and other current assets	11,333	10,237	12,220
Total current assets	225,438	255,577	225,514
Property, plant, and equipment, net	96,945	101,577	114,792
Long-term investments	17,526	—	—
Deferred income taxes	11,635	13,539	10,894
Other assets	1,876	2,816	2,430
Total assets	$353,420	$373,509	$353,630
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,223	$32,619	17,283
Accrued employment costs	10,295	12,474	10,318
Other accrued liabilities	18,346	16,906	17,803
Income taxes payable	814	508	—
Total current liabilities	46,678	62,507	45,404
Long-term liabilities	26,610	27,216	29,719
Total liabilities	73,288	89,723	75,123
Shareholders’ equity:
Additional paid-in-capital	90,247	88,739	86,848
Retained earnings	261,911	263,767	251,536
Accumulated other comprehensive loss	(33)	(50)	(46)
Treasury stock	(71,993)	(68,670)	(59,831)
Total shareholders’ equity	280,132	283,786	278,507
Total liabilities and shareholders’ equity	$353,420	$373,509	$353,630

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net revenues	$112,418	$119,245	$208,553	$224,426
Cost of sales	49,125	50,857	92,560	96,382
Gross profit	63,293	68,388	115,993	128,044
Selling, general, and administrative expenses	59,747	60,305	117,518	116,681
Other income	163	220	430	797
Operating income (loss)	3,709	8,303	(1,095)	12,160
Interest (income) expense, net	(96)	63	(135)	111
Income (loss) before income taxes	3,805	8,240	(960)	12,049
Income tax expense	1,612	3,131	896	4,522
Net income (loss)	$2,193	$5,109	$(1,856)	$7,527
Basic weighted-average shares outstanding	36,122	37,030	36,178	37,288
Diluted weighted-average shares outstanding	36,158	37,113	36,178	37,419

Basic net income (loss) per share	$0.06	$0.14	$(0.05)	$0.20
Diluted net income (loss) per share	$0.06	$0.14	$(0.05)	$0.20

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016
Cash flows from operating activities
Net (loss) income	$(1,856)	$7,527
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	9,934	9,555
Impairment charges	—	1,578
Provision for doubtful accounts	121	273
Stock-based compensation	2,103	2,043
Deferred income taxes	1,904	469
Cash gain on investments	154	—
Other non-cash charges (gain), net	14	(41)
Changes in assets and liabilities:
Accounts receivable	3,562	1,795
Inventories	(1,825)	17,043
Prepaid expenses and other assets	(156)	(2,395)
Accounts payable	(14,670)	(7,632)
Income taxes	(2,041)	(11,314)
Accrued and other liabilities	(1,362)	(3,127)
Net cash (used in) provided by operating activities	(4,118)	15,774
Cash flows from investing activities
Purchases of property, plant, and equipment	(6,057)	(11,651)
Purchases of investments	(39,298)	(30,000)
Proceeds from maturities and sales of investments	33,350	—
Proceeds from disposal of property, plant, and equipment	—	8
Net cash used in investing activities	(12,005)	(41,643)
Cash flows from financing activities
Tax withholdings for equity compensation	(595)	(631)
Repurchase of common stock	(3,278)	(15,695)
Other financing activities, net	—	(27)
Net cash used in financing activities	(3,873)	(16,353)
Effect of exchange rate changes on cash and cash equivalents	(17)	(3)
Net decrease in cash and cash equivalents	(20,013)	(42,225)
Cash and cash equivalents, beginning of period	86,375	97,681
Cash and cash equivalents, end of period	$66,362	$55,456
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$769	$15,396
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of July 29, 2017 and July 30, 2016	$45	$425
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$—	$436
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of July 29, 2017 and July 30, 2016	$1,450	$3,453
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$2,204	$2,872

Vera Bradley, Inc.
Second Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended July 29, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$59,747	$3,835	[1]	$55,912
Operating income (loss)	3,709	(3,835)		7,544
Income (loss) before income taxes	3,805	(3,835)		7,640
Income tax expense (benefit)	1,612	(1,410)	[2]	3,022
Net income (loss)	2,193	(2,425)		4,618
Diluted net income (loss) per share	$0.06	$(0.07)		$0.13

Direct segment operating income (loss)	$17,312	$(335)	[3]	$17,647
Indirect segment operating income	$7,832	$—		$7,832
Unallocated corporate expenses	$(21,435)	$(3,500)	[4]	$(17,935)

[1]Items include $2,324 for strategic consulting, $1,176 for a severance charge and $335 for a lease termination charge, net
[2]Related to the tax impact of the charges mentioned above
[3]Related to a lease termination charge, net
[4]Related to strategic consulting and a severance charge

Vera Bradley, Inc.
Second Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended July 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$60,305	$2,516	[1]	$57,789
Operating income (loss)	8,303	(2,516)		10,819
Income (loss) before income taxes	8,240	(2,516)		10,756
Income tax expense (benefit)	3,131	(924)	[2]	4,055
Net income (loss)	5,109	(1,592)		6,701
Diluted net income (loss) per share	$0.14	$(0.04)		$0.18

Direct segment operating income (loss)	$18,149	$(1,578)	[3]	$19,727
Indirect segment operating income	$12,008	$—		$12,008
Unallocated corporate expenses	$(21,854)	$(938)	[4]	$(20,916)

[1]Items include $1,578 for store impairment charges and $938 for a severance charge
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to a severance charge

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended July 29, 2017
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$117,518	$5,160	[1]	$112,358
Operating (loss) income	(1,095)	(5,160)		4,065
(Loss) income before income taxes	(960)	(5,160)		4,200
Income tax expense (benefit)	896	(1,897)	[2]	2,793
Net (loss) income	(1,856)	(3,263)		1,407
Diluted net (loss) income per share	$(0.05)	$(0.09)		$0.04

Direct segment operating income (loss)	$24,124	$(335)	[3]	$24,459
Indirect segment operating income	$17,278	$—		$17,278
Unallocated corporate expenses	$(42,497)	$(4,825)	[4]	$(37,672)

[1]Items include $2,324 for strategic consulting, $2,501 for severance charges and $335 for a lease termination charge, net
[2]Related to the tax impact of the charges mentioned above
[3]Related to a lease termination charge, net
[4]Related to strategic consulting and a severance charge

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended July 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$116,681	$2,516	[1]	$114,165
Operating income (loss)	12,160	(2,516)		14,676
Income (loss) before income taxes	12,049	(2,516)		14,565
Income tax expense (benefit)	4,522	(924)	[2]	5,446
Net income (loss)	7,527	(1,592)		9,119
Diluted net income (loss) per share	$0.20	$(0.04)		$0.24

Direct segment operating income (loss)	$30,286	$(1,578)	[3]	$31,864
Indirect segment operating income	$24,606	$—		$24,606
Unallocated corporate expenses	$(42,732)	$(938)	[4]	$(41,794)

[1]Items include $1,578 for store impairment charges and $938 for a severance charge
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to a severance charge